                                                                          [LOGO]


                                                             B.H. (BARNEY) ADAMS
                                                          CHAIRMAN OF THE BOARD,
                                                         CHIEF EXECUTIVE OFFICER
                                                                   AND PRESIDENT

April 5, 2000


Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf's Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Wednesday, May 3, 2000 at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas.

At the meeting, you and the other stockholders will be asked to (1) re-elect two directors to the Adams Golf Board; (2) approve an increase in the number of shares available for issuance under the Adams Golf 1998 Stock Incentive Plan; and (3) ratify the appointment of KPMG LLP as our independent auditors for the current fiscal year. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Adams Golf and its operations, including its audited financial statements, in the enclosed Annual Report.

We hope you can join us on May 3rd. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please MARK your votes on the enclosed proxy, SIGN AND DATE THE PROXY, and RETURN it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Yours truly,

/s/ B.H. (Barney) Adams
B.H. (Barney) Adams

                                                                          [LOGO]

                                                                ADAMS GOLF, INC.
                                                  300 DELAWARE AVENUE, SUITE 572
                                                      WILMINGTON, DELAWARE 19801

April 5, 2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2000

Adams Golf will hold its Annual Meeting of Stockholders at the Plano Centre, 2000 East Spring Creek Parkway, Plano, Texas on Wednesday, May 3, 2000 at 10:00 a.m.

We are holding this meeting:

     - to re-elect two Class II directors to serve until the 2003 Annual Meeting of Stockholders;

     - to approve an increase in the number of shares available for issuance under Adams Golf's 1998 Stock Incentive Plan;

     - to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2000; and

     -    to transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 31, 2000 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at Adams Golf, 2801 East Plano Parkway, Plano, Texas, for at least ten days before the meeting.

This Notice of Annual Meeting, Proxy Statement, proxy and Adams Golf's 1999 Annual Report to Stockholders are being distributed on or about April 5, 2000.

By Order of the Board of Directors,


/s/ Richard H. Murtland
----------------------------
Richard H. Murtland
SECRETARY

                                     [LOGO]

                                ADAMS GOLF, INC.



                                 PROXY STATEMENT
                             FOR MEETING TO BE HELD
                                   MAY 3, 2000

                                TABLE OF CONTENTS

GENERAL INFORMATION...........................................................................................    1

ITEM 1. ELECTION OF DIRECTORS.................................................................................    3
     Nominees for Election to a Three-Year Term Ending with the 2003 Annual
        Meeting...............................................................................................    3
     Directors Continuing in Office Until the 2002 Annual Meeting of Stockholders.............................    4
     Directors Continuing in Office Until the 2001 Annual Meeting of Stockholders.............................    4
     Compensation of Directors................................................................................    4
     Committees of the Board of Directors; Meetings...........................................................    5

STOCK OWNERSHIP...............................................................................................    6
     Beneficial Ownership of Certain Stockholders, Directors and Executive Officers...........................    6
     Section 16(a) Beneficial Ownership Reporting Compliance..................................................    7

MANAGEMENT....................................................................................................    7
     Executive Officers.......................................................................................    7
     Compensation of Executive Officers.......................................................................    7
     Employment Contracts and Change in Control Arrangements..................................................    9
     Compensation Committee Interlocks and Insider Participation..............................................   10
     Certain Transactions.....................................................................................   10

COMPENSATION COMMITTEE  REPORT ON EXECUTIVE
   COMPENSATION...............................................................................................   11
     Compensation Policy......................................................................................   11
     1999 Company Performance.................................................................................   12
     1999 Executive Compensation..............................................................................   12
     1999 Chief Executive Compensation........................................................................   12
     Company Policy on Qualifying Compensation................................................................   13

PERFORMANCE GRAPH.............................................................................................   14

ITEM 2. APPROVAL OF PROPOSAL TO INCREASE THE NUMBER OF
   SHARES AVAILABLE FOR ISSUANCE UNDER ADAMS GOLF'S 1998
   STOCK INCENTIVE PLAN.......................................................................................   15

ITEM 3. RATIFICATION OF KPMG AS INDEPENDENT AUDITORS..........................................................   19

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS....................................................................   20


               PLEASE SEE THE LAST PAGE OF THIS PROXY STATEMENT FOR DIRECTIONS TO THE ANNUAL MEETING.

                               GENERAL INFORMATION


1.       WHO IS SOLICITING MY PROXY?

         We, the Board of Directors of Adams Golf, are sending you this Proxy Statement in connection with our solicitation of proxies for use at Adams Golf's 2000 Annual Meeting of Stockholders. Certain directors, officers and employees of Adams Golf also may solicit proxies on our behalf by mail, phone, fax or in person.

2.       WHO IS PAYING FOR THIS SOLICITATION?

         Adams Golf will pay for the solicitation of proxies. Adams Golf will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of Adams Golf common stock.

3.       WHAT AM I VOTING ON?

         Three items: (1) the re-election of Richard H. Murtland and John S. Simpson to the Board of Directors; (2) the approval of a proposal to increase the number of shares available under our 1998 Stock Incentive Plan; and (3) the ratification of KPMG LLP as our independent auditors for the current fiscal year.

4.       WHO CAN VOTE?

         Only those who owned common stock at the close of business on March 31, 2000, the record date for the Annual Meeting, can vote. If you owned common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

5.       HOW DO I VOTE?

         You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the enclosed prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the secretary of Adams Golf written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of both nominees for director, FOR an increase in the number of shares available under Adams Golf's 1998 Stock Incentive Plan, and FOR ratification of KPMG as our independent auditors.

6.       WHAT CONSTITUTES A QUORUM?

         Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 22,480,071 voting shares of common stock outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that it lacks discretionary authority to vote your shares.

7.       WHAT VOTE OF THE STOCKHOLDERS WILL RESULT IN THE MATTERS BEING PASSED?

         ELECTION OF DIRECTORS. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year's meeting, the two nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

         APPROVAL OF PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 1998 STOCK INCENTIVE PLAN. To approve this item, stock-holders holding a majority of the shares represented in person, or by proxy, at the meeting must affirmatively vote to approve the matter. In this case, abstentions have the same effect as a vote "against" the proposal, while broker non-votes have no effect at all.

         RATIFICATION OF KPMG. Stockholders holding a majority of the shares represented in person, or by proxy, at the upcoming Annual Meeting must affirmatively vote to ratify KPMG as our independent auditors for the current fiscal year. Abstentions continue to have the same effect as votes "against" the proposal and broker non-votes continue to have no effect at all.

8.       HOW DOES THE BOARD RECOMMEND THAT WE VOTE ON THE MATTERS PROPOSED?

         The Board of Directors of Adams Golf unanimously recommends that stockholders vote FOR each of the proposals submitted at the upcoming Annual Meeting.

9.       WILL THERE BE OTHER MATTERS PROPOSED AT THE 2000 ANNUAL MEETING?

         Adams Golf's Bylaws limit the matters presented at the upcoming Annual Meeting to those in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gave the secretary written notice of the matter on or before February 3, 2000. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

10. WHEN ARE 2001 STOCKHOLDER PROPOSALS DUE IF THEY ARE TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS?

         To be considered for presentation at Adams Golf's 2001 Annual Meeting of Stockholders and included in the Company's proxy statement, a stockholder proposal must be received at Adams Golf's offices no later than December 8, 2000. To curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                     ITEM 1.

                              ELECTION OF DIRECTORS

         The Board of Directors of Adams Golf has currently set the number of directors constituting the whole board at seven. As established by our Amended and Restated Certificate of Incorporation, these directors are divided into three classes serving staggered three-year terms. At the upcoming Annual Meeting, you and the other stockholders will elect two individuals to serve as Class II directors whose term expires at the 2003 Annual Meeting. Both Mr. Murtland and Mr. Simpson are now members of the Board of Directors. Roland E. Casati, previously a Class II director of Adams Golf, retired from the Board in December 1999 and therefore will not be a nominee for election.

         The individuals named as proxies will vote the enclosed proxy for the election of both nominees unless you direct them to withhold your votes. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board.

         We recommend a vote FOR both nominees.

         Below are the names and ages of the nominees for Class II director, the Class I and Class III directors, the years they became directors, their principal occupations or employment for at least the past five years, and certain of their other directorships, if any.

NOMINEES FOR ELECTION TO A THREE-YEAR TERM ENDING WITH THE 2003 ANNUAL MEETING
                               CLASS II DIRECTORS

- RICHARD H. MURTLAND -- AGE 59, A DIRECTOR SINCE APRIL 1996. Corporate Secretary and Treasurer since August 1995. Vice President-Research and Development of Adams Golf since April 1998; Vice President-Operations of Adams Golf from May 1994 to April 1998; Project Manager of ARCO International Oil and Gas Company from June 1976 to March 1994.

- JOHN S. SIMPSON -- AGE 48, A DIRECTOR SINCE JULY 1998. Principal, John Simpson Associates since January 1997; Senior Vice President, International Management Group (UK) Inc. from June 1978 until December 1996.

     Under the terms of an agreement between Adams Golf and Nick Faldo, the Company has agreed that, for so long as royalties remain payable to Mr. Faldo, it will cause a designee of Mr. Faldo to be nominated for, and elected to, the Board. Mr. Simpson is currently Mr. Faldo's designee to the Board.

  DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS
                                CLASS I DIRECTORS

- ROBERT F. MACNALLY -- AGE 67, A DIRECTOR SINCE MAY 1999. Retired-Chairman of the Board of Tommy Armour Golf Company from 1995 until 1997; President and CEO of Tommy Armour Golf Company from 1979 to 1995. Also a director of C.O. Tools, Inc.

- STEPHEN R. PATCHIN -- AGE 41, A DIRECTOR SINCE OCTOBER 1993. President and Chief Executive Officer of Royal Oil and Gas Corp. since June 1985; President and Chief Executive Officer of Royal Holding Company, Inc. since February 1990.

  DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                               CLASS III DIRECTORS

- B.H. (BARNEY) ADAMS -- AGE 61, A DIRECTOR SINCE 1987. Founder of Adams Golf and our Chairman of the Board, Chief Executive Officer and President.

- PAUL F. BROWN, JR. -- AGE 53, A DIRECTOR SINCE AUGUST 1995. Vice President, Finance and Chief Financial Officer of Royal Holding Company, Inc. since 1990.

- MARK R. MULVOY -- AGE 58, A DIRECTOR SINCE APRIL 1998. Retired-Managing Editor of SPORTS ILLUSTRATED magazine from 1984 through 1996; Publisher of SPORTS ILLUSTRATED magazine from 1990 to 1992. Also a director of Tosco Corporation.

COMPENSATION OF DIRECTORS

         Each non-employee director who serves as a member of the Board of Directors for at least one month of each quarter receives a director fee of $5,000 plus $1,000 per meeting attended in person or by telephone (whether of the full Board or a committee thereof). In addition, each non-employee director serving as a chairperson of any committee of the Board receives an additional $1,000 per quarter provided such person serves in such capacity for at least one month during that quarter. During the year ended December 31, 1999, we paid our directors an aggregate of $139,000 in director fees. We also provided our non-employee directors with Travel/Accidental Death and Dismemberment coverage in the amount of $250,000.

         Our directors are also entitled to participate in our 1998 Stock Incentive Plan or our 1999 Non-Employee Director Plan, depending on their status. During the year ended December 31, 1999, we issued the following stock options to our directors:

                                      NUMBER OF
                                     SECURITIES       EXERCISE
                                     UNDERLYING         PRICE      EXPIRATION     VALUE OF OPTIONS
              NAME                 OPTIONS GRANTED    PER SHARE       DATE       AT FISCAL YEAR END
--------------------------------   ---------------   -----------   -----------   ------------------
MARK R. MULVOY                          10,000(1)      $4.75        2/3/04               $0(2)

-----------
(1) Options granted February 3, 1999 and vest in four equal installments beginning on the first anniversary of the grant date and continuing on successive anniversaries thereafter.

(2) The option maintained an exercise price in excess of the fair market value of the underlying common stock at 12/31/99.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

         Adams Golf has two standing committees; namely, the Audit Committee and the Compensation Committee.

THE AUDIT COMMITTEE

          - Meets periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls and financial reporting.

          - Makes recommendations to the Board of Directors with respect to the appointment of our independent auditors.

          During the fiscal year ended December 31, 1999, the members of the Audit Committee were Paul F. Brown, Jr., Finis F. Conner (until February 4, 1999) and Robert F. MacNally. The Audit Committee met twice in 1999.

THE COMPENSATION COMMITTEE

          - Recommends to the Board of Directors annual salaries for senior management.

          - Recommends to the Board of Directors the administration and grant of awards under Adams Golf's 1998 Stock Incentive Plan, 1999 Stock Option Plan for Outside Consultants, and Management Incentive Plan.

          During the fiscal year ended December 31, 1999, the members of the Compensation Committee were Roland E. Casati, Mark R. Mulvoy and Stephen R. Patchin. Mr. Casati retired from the Board of Directors in December 1999. The Compensation Committee met twice in 1999.

ENTIRE BOARD

         During the year ended December 31, 1999, the entire Board of Directors of Adams Golf met five times. During fiscal 1999, each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served with exception of Mr. Casati, who attended three of the seven meetings held.

                                 STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

         This table shows, as of March 31, 2000, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director; (3) each executive officer named in the Summary Compensation Table on page 8; and (4) all directors and executive officers as a group.

Except as noted, each person has sole voting and investment power over the shares shown in this table.

                                                                    AMOUNT AND NATURE OF
                                                             COMMON STOCK BENEFICIALLY OWNED (1)
                                                  ------------------------------------------------------
                                                   NUMBER OF SHARES        RIGHT TO           PERCENT
 NAME OF BENEFICIAL OWNERS                        BENEFICIALLY OWNED      ACQUIRE (2)       OF CLASS (3)
 ------------------------------------------------ ------------------    ---------------  ---------------
 BENEFICIAL OWNERS OF 5% OR MORE
    OF THE COMPANY'S COMMON STOCK
    Royal Holding Company, Inc. (4)...........         6,374,511                   0             28.4%
    Finis F. Conner (5).......................         1,554,221                   0              6.9
    Roland E. Casati (6)......................         1,838,600                   0              8.2
 DIRECTORS AND NAMED EXECUTIVE OFFICERS
    B.H. Adams................................         3,205,219                   0             14.3
    Richard H. Murtland.......................           250,464               7,500              1.1
    Paul F. Brown, Jr. (7)....................         6,379,511                   0             28.4
    Mark R. Mulvoy............................             1,000               2,500               *
    Stephen R. Patchin (7)....................         6,374,511                   0             28.4
    John S. Simpson (8).......................           135,000                   0               *
    Robert F. MacNally........................               100                   0               *
    Darl P. Hatfield..........................             7,000              67,500               *
    Oliver G. Brewer III......................            10,000              27,500               *
 ALL EXECUTIVE OFFICERS AND DIRECTORS AS A
    GROUP (9 PERSONS).........................         9,988,294             105,000             44.4

-------------------------------------
*        Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2) Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2000 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.
(3) Applicable percentage of ownership is based on 22,480,071 voting shares of common stock outstanding on March 31, 2000.
(4) The address for Royal Holding Company, Inc. is 300 Delaware Avenue, Suite 306, Wilmington, Delaware 19801.
(5) The shares of common stock beneficially owned by Mr. Conner are held directly by the Conner Family Trust DTD 2/23/91 (the "Trust") of which Mr. Conner is co-trustee and co-beneficiary. Mr. Conner's and the Trust's address is P.O. Box S-3115, Carmel, California 93921. Mr. Conner served as a director until February 4, 1999.
(6) The address for Mr. Casati is Continental Offices Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018. Mr. Casati served as a director until December 30, 1999.
(7) Includes 6,374,511 shares of common stock owned directly by Royal Holding Company, Inc. Messrs. Patchin and Brown are the (1) Chief Executive Officer and President and (2) Chief Financial Officer and Vice President-Finance, respectively, of Royal Holding Company, Inc. and by virtue of these positions may be deemed to share the power to vote or direct the vote of, and to share the power to dispose or direct the disposition of, these shares of common stock. Each of Messrs. Patchin and Brown disclaim beneficial ownership of the shares of common stock held by Royal.
(8) Includes 49,000 shares of common stock owned directly by trusts of which Mr. Simpson serves as a co-trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Adams Golf's common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         Below are the names and ages of the Executive Officers of Adams Golf and a brief description of their prior experience and qualifications.

         -        B.H. (Barney) Adams -- PLEASE SEE BIOGRAPHY OF MR. ADAMS ON
                  PAGE 4.

         -        Richard H. Murtland -- PLEASE SEE BIOGRAPHY OF MR. MURTLAND ON
                  PAGE 3.

         - Darl P. Hatfield -- Age 53, Senior Vice President - Finance and Administration and Chief Financial Officer since May 1998. From June 1968 to April 1998, Mr. Hatfield was employed by KPMG. Mr. Hatfield was a partner with KPMG from July 1977 to April 1998.

         - Oliver G. Brewer III -- Age 36, Senior Vice President - Sales and Marketing since September 1998. Vice President of Sales and Marketing, Mead Containerboard, a division of the Mead Corporation from July 1997 through August 1998; Regional Vice President-Asia Pacific, Union Camp Business Development Corporation from December 1994 through July 1997.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows for the fiscal years ended December 31, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other executive officers whose salary plus bonus exceeded $100,000 for any of the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                               COMPEN-
                                                                                               SATION
                                                          ANNUAL COMPENSATION                  AWARDS
                                           ------------------------------------------------ ------------
                                                                                             SECURITIES
                                                                                              UNDERLYING
                                                                             OTHER ANNUAL      OPTIONS     ALL OTHER
  NAME AND PRINCIPAL POSITIONS     YEAR       SALARY           BONUS         COMPENSATION       (#)      COMPENSATION (1)
-------------------------------- --------  -------------  --------------- ----------------- ------------ -----------------
B.H. ADAMS...................      1999     $ 240,000     $             0             --            0          $ 4,766
   Chairman of the Board,          1998       240,000             120,000             --            0            1,313
   President                       1997       162,940          10,015,000(2)  $2,541,688 (3)        0            4,185
   and Chief Executive Officer

RICHARD H. MURTLAND..........      1999       150,000              11,250             --       30,000            2,979
   Vice President-Research         1998       125,000              62,500             --            0              795
   and Development, Secretary      1997        72,548              40,000             --            0                0
   and Treasurer

DARL P. HATFIELD.............      1999       180,000              13,500             --       30,000            3,740
   Senior Vice President-          1998       100,000(4)           45,000             --       90,000              636
   Finance and Administration,
   and Chief Financial Officer


OLIVER G. BREWER III  .......      1999       150,000              11,250             --       30,000              455
   Senior Vice President-          1998        39,343(5)               --             --       80,000           26,898(6)
   Sales and Marketing

-----------
(1) In each case, except as noted, represents group life insurance premiums paid on behalf of such officer.
(2) Represents (a) $15,000 cash bonus and (b) value of 2,000,000 shares of common stock granted effective on December 31, 1997 having a fair market value, as determined by the Board of Directors, of $5.00 per share on the date of grant.
(3) Represents reimbursement of federal income tax and Medicare tax liabilities associated with the shares of restricted stock granted to Mr. Adams during that year.
(4)      Mr. Hatfield became employed by Adams Golf in May 1998.
(5)      Mr. Brewer became employed by Adams Golf in September 1998.
(6) Includes $26,443 in relocation reimbursement paid to Mr. Brewer and $455 in group life insurance premiums paid on Mr. Brewer's behalf.

                              OPTION GRANTS IN 1999

                                                           INDIVIDUAL GRANTS
                           -------------------------------------------------------------------------------
                                                 % OF TOTAL
                                NUMBER OF          OPTIONS
                               SECURITIES        GRANTED TO     EXERCISE
                               UNDERLYING         EMPLOYEES       PRICE     EXPIRATION      GRANT DATE
           NAME            OPTIONS GRANTED (1) IN FISCAL YEAR   PER SHARE      DATE      PRESENT VALUE (2)
------------------------- -------------------- --------------- ----------- ------------ -------------------
B.H. ADAMS                             0               0             0            -                0
RICHARD H. MURTLAND               30,000               6.2%     $ 4.00      3/02/04          $31,500
DARL P. HATFIELD                  30,000               6.2        4.00      3/02/04           31,500
OLIVER G. BREWER III              30,000               6.2        4.00      3/02/04           31,500

-----------

(1) The Board of Directors granted all options noted on March 2, 1999. The options are non-transferrable. The options vest in four equal installments beginning on the first anniversary of the grant date and continuing on successive anniversaries thereafter.

(2) We calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The factors are stock price at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. Using this valuation methodology, the options granted in 1999 have a value of $1.05 per option share. The actual value, if any, an executive realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive's continued employment through the vesting period and the 5-year option term. The following assumptions were used to calculate the Black-Scholes value:

         Stock price at date of grant.......$4.00             Option term.....................Five years
         Option exercise price..............$4.00             Risk-free rate of return................6%
         Dividend yield.....................0%                Volatility............................8.3%

        SECURITIES UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR END (1)

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED
                                         OPTIONS AT FISCAL YEAR END(#)
                                       ---------------------------------
                 NAME                     EXERCISABLE     UNEXERCISABLE
-------------------------------------- ---------------- ----------------
B.H. ADAMS                                      0                  0
RICHARD H. MURTLAND                             0             30,000
DARL P. HATFIELD                           60,000             60,000
OLIVER G. BREWER III                       20,000             90,000

-----------

(1) In each case, the options referenced maintained an exercise price in excess of the fair market value of the common stock underlying the options at December 31, 1999.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

         At the time of his employment, Adams Golf and Mr. Darl P. Hatfield (our Senior Vice President-Finance and Administration and Chief Financial Officer) executed a letter agreement defining certain matters related to Mr. Hatfield's employment. The agreement provides that Mr. Hatfield is entitled to a minimum base salary of $150,000 annually and may receive bonuses of up to 80% of this salary based on achieving certain revenue and/or department goals to be defined by us. In addition, the agreement provides that, upon Mr. Hatfield's termination without cause following certain change of control events, Mr. Hatfield's stock options will become fully vested and Mr. Hatfield will be paid an amount equal to one year of his base salary. The agreement with Mr. Hatfield is of an unspecified term.

         We have not entered into an employment contract with any of our other executive officers.

         Our Board of Directors can, among other things, provide for accelerated vesting of the shares of common stock subject to outstanding options held by an executive officer or director, including the persons designated as named executive officers in connection with certain changes of control of Adams Golf.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1999, the Compensation Committee consisted of Messrs. Casati, Mulvoy and Patchin. Mr. Casati retired from the Board of Directors in December 1999.

CERTAIN TRANSACTIONS

         We entered into an agreement with professional golfer, Nick Faldo on May 1, 1998 that provides that Mr. Faldo will exclusively endorse our golf clubs and undertake certain other promotional and research and development activities. Under the agreement, we have licensed the worldwide rights to the Nick Faldo trademark for use in connection with the distribution of our golf clubs, head covers, golf bags, travel covers, golf towels and umbrellas that we design or manufacture.

         In addition to the 900,000 shares of common stock previously granted to Mr. Faldo, our agreement provides that we are to pay royalties to Mr. Faldo throughout the term of such agreement. For the year ended December 31, 1999, we paid Mr. Faldo the minimum royalty under the agreement of $1.5 million. We have also agreed that through the year 2008, we will support the "Faldo Junior Series" in the United Kingdom by making an annual contribution to the sponsoring organization of not less than $45,000 for each year the tournament is played under that name.

         The agreement with Mr. Faldo further provides that, so long as royalties remain payable thereunder, we will cause a designee of Mr. Faldo to be nominated for, and elected to, the Board of Directors. Mr. Faldo has currently designated John S. Simpson under this arrangement.

         The agreement with Mr. Faldo extends through Mr. Faldo's lifetime; however, we maintain the right to terminate the agreement earlier if Mr. Faldo (a) is unable to perform the duties required for a period of 12 consecutive months, (b) retires or becomes officially ineligible to compete on the PGA and/or Senior PGA tour, or (c) has engaged in illegal or immoral conduct resulting in a felony conviction, or has otherwise conducted himself in a manner not in keeping with the standards of professional conduct set forth in the agreement. In the event of the death of Mr. Faldo prior to May 1, 2030, we may, at our option, continue the terms of the agreement until May 1, 2030, in which case, Mr. Faldo's heirs or estate shall be entitled to any royalties due.

         On April 30, 1999, we purchased substantially all of the assets and assumed certain liabilities of Dimensions in Sport, Ltd., a distributor of golf equipment in the United Kingdom ("DIS"). Specifically, we paid the net book value of equipment and inventory (approximately $400,000) and assumed going forward obligations under certain leases. DIS was controlled by Mr. Faldo.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

         The Compensation Committee of the Board of Directors establishes and administers our executive compensation programs. The full Board of Directors of Adams Golf reviews the Committee's recommendations and approves the salaries of all elected officers, including the named executive officers who appear in the Summary Compensation Table on page 8. The Committee reviews salary recommendations for executive officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

         Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, both the Compensation Committee and the Board of Directors, as a whole, have determined that it is in the best interest of the Company to provide a total compensation package that competes favorably with those offered within the sports equipment industry, general industry and geographic areas in which Adams Golf operates. In the latter half of 1998, we commissioned an independent human resources consultant to conduct a compensation analysis. Based on this analysis, we compare Adams Golf to a self-selected group of companies which have been chosen based on similar sales volume and business characteristics. There are currently 1,400 companies in this comparison group, which is subject to occasional change. Because we believe that we compete with a much larger group of companies for qualified executives, the group of comparable companies for compensation purposes is intentionally broader than the "Peer Group" noted in our Performance Graph on page 14.

         Our current compensation package consists of three basic components: base salary, bonus awards under the 1999 Management Incentive Plan, and stock option grants under our Stock Incentive Plan. The base salaries and the stock option grants for 1999 were targeted at the 50th percentile while the Management Incentive Plan was targeted at the 75th percentile of the companies surveyed. Executive officer salary adjustments are determined by a subjective evaluation of the individual's performance, our financial and operational performance, and the results of our assessment of comparable companies. Although we do not utilize any formal mathematical formulae or objective thresholds (except in the case of awards under our Management Incentive Plan) particular attention is given to the operating results of Adams Golf. We believe that specific formulae restrict flexibility and are too rigid at this stage of our development.

         BASE SALARY. The base salary policy provides for compensation at competitive levels. Increases in executive base salary are awarded for individual and overall company performance and generally reflect established merit increase guidelines applicable to all salaried employees.

         1999 MANAGEMENT INCENTIVE PLAN. The 1999 Management Incentive Plan provides the potential for quarterly and year-end incentives. The plan was designed to create an incentive for key employees, including the Chief Executive Officer, other named officers, and management employees who are in a position to contribute to, and therefore influence, Adams Golf's annual financial performance. The plan does not permit awards unless the Company's revenue and earnings exceed 90% of the Company's target objectives as established by the Board of

Directors. In 1999, 50% of the second quarter target bonus was paid based upon the 90% achievement of the targeted financial goals for that quarter. No other bonus awards were paid during the year.

         STOCK INCENTIVE PLAN. The purpose of our stock incentive plan is to further align employees' interests with our long-term performance and therefore, the long-term interests of the stockholders. Options were granted to employees who were in the position to influence business results. Because the exercise prices provided in the options represent the fair market value of the common stock when granted, the options have no value unless the common stock appreciates in the future. The options typically vest in 25% increments on the first, second, third and fourth anniversaries of the date of grant.

1999 COMPANY PERFORMANCE

         In 1999 Adams Golf's diluted loss per common share was $0.47, compared to 1998 diluted income per common share of $.61. Net revenues decreased to $54.0 million in 1999 compared to $84.6 million in 1998. The net loss for 1999 was $10.6 million as compared to net income in 1998 of $12.5 million.

         During 1999, the Company introduced a number of new products and made progress in certain strategic areas, including the reconfiguration of Adams Golf's sales department, the realignment and expansion of the Company's advertising and marketing department, and the establishment of a subsidiary in the United Kingdom. However, the Company's financial performance in 1999 was below expected levels in the opinion of the Committee.

1999 EXECUTIVE COMPENSATION

         Base salary adjustments and stock option grant awards were given to Richard H. Murtland, Vice President-Research and Development, Secretary and Treasurer, Darl P. Hatfield, Senior Vice President-Finance and Administration and Chief Financial Officer, and Oliver G. Brewer III, Senior Vice President-Sales and Marketing. These adjustments were made in the first quarter of 1999 based on company and individual performance for the year ended December 31, 1998. However, these executive officers did not receive salary increases or stock option grant awards for 1999 performance, which would have been implemented during the first quarter of 2000. Bonus awards were issued under the 1999 Management Incentive Plan in the amounts of $11,250 for Mr. Murtland, $13,500 for Mr. Hatfield and $11,250 for Mr. Brewer, and were determined by individual and company performance. Specifically, these awards were made at 50% of the second quarter target bonus based on the 90% achievement of the targeted company financial goals for that quarter as approved by the Board of Directors.

1999 CHIEF EXECUTIVE COMPENSATION

         The compensation of Chairman, Chief Executive Officer and President, B.H. Adams consists of the same basic components as for other executive officers. In determining the base salary, we considered Chief Executive Officer pay of the survey group previously described and the Company's financial and operating performance. Mr. Adams received a base salary of $240,000 in 1999, which was not increased from 1998 despite the Company's favorable 1998 financial performance. Furthermore, as a result of the Company's disappointing financial performance in 1999, Mr. Adams did not receive a base salary increase, which would have been effective January 1, 2000. With respect to bonuses and stock options, the Committee agreed with Mr. Adams' recommendation that he not be awarded any bonuses or stock option grants related to the Company's 1999 performance. However, we note that Mr. Adams continues to lead the Company's research and development efforts which, during 1999, resulted in the market introduction of the SC Series-TM- drivers and the Faldo Series Wedges-TM-, as well as the Tight Lies-R- Tour and Tight Lies-R-(2) fairway woods.

COMPANY POLICY ON QUALIFYING COMPENSATION

         We have reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for compensation to an executive officer in excess of $1.0 million per year. We do not anticipate that compensation subject to this threshold will be paid to any executive officer in the foreseeable future.

         We intend to periodically review the potential consequences of
Section 162(m) and may in the future structure the performance-based portion of our executive officer compensation to comply with certain exemptions provided in Section 162(m).

         The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Compensation Committee during 1999:

ROLAND E. CASATI*             MARK R. MULVOY                STEPHEN R. PATCHIN

-----------

*        Mr. Casati retired from the Board of Directors in December 1999.

                                PERFORMANCE GRAPH

         The following performance graph compares the performance of the Adams Golf common stock to the Standard & Poor's Small Cap 600 index and an industry peer group, selected in good faith, for the period from July 10, 1998, the first day of trading for the Company's shares, through December 31, 1999. The graph assumes that the value of the investment in the Company's common stock and each index was $100.00 at July 10, 1998, and that all dividends were reinvested. The Company has paid no dividends. Performance data is provided for the last trading day closest to year end for each 1998 and 1999.


                                    [CHART]

                                         JULY 10,        DECEMBER         DECEMBER
COMPANY                                   1998              1998            1999
--------------------------------------   -------------   --------------   --------
Adams Golf, Inc.                           100               26              10
Peer Group (1)                             100               51              86
S&P Small Cap 600                          100               93              105

----------------

(1) Peer Group consists of: Callaway Golf Company, TearDrop Golf Company, Aldila, Inc. and Coastcast Corp.

                                     ITEM 2.
                   APPROVAL OF PROPOSAL TO INCREASE THE NUMBER
                        OF SHARES AVAILABLE FOR ISSUANCE
                          UNDER ADAMS GOLF'S 1998 STOCK
                                 INCENTIVE PLAN.

         PURPOSE; ELIGIBILITY; AWARDS. In February 1998, we adopted the 1998 Stock Incentive Plan. The stated purpose of this Plan is to provide incentives and awards for participating employees and consultants:

         - to support the execution of our business strategies and the achievement of our goals; and

         - to associate the interests of such persons with those of our stockholders.

As of March 31, 2000, approximately 250 persons were eligible to participate in the Plan; however, we have historically not awarded stock options to all of our employees. The Compen-sation Committee is responsible for administering the Plan. In determining the eligibility of any person, as well as in determining the number of shares to be covered by an award and the type of award to be made, the Committee may consider the position, relationship, responsibilities and importance of the person to the Company and such other factors as the Committee deems relevant. In furtherance of this purpose, the Plan authorizes the granting of the following types of awards:

-        incentive stock options;

-        restricted and performance shares;

-        dividend or equivalent rights;

-        nonqualified stock options;

-        restricted and performance share units;

-        other awards that are valued by
         reference to, or are otherwise
         based on, our common stock.

-        stock appreciation rights;

-        performance stock awards;

         AMENDMENT TO THE PLAN. As of March 31, 2000, we had granted options to purchase 894,530 shares and had made a stock grant of 900,000 shares of the 1,800,000 shares of common stock authorized under the Plan. Thus, at March 31, 2000, 5,470 shares were available for grant under the Plan. Consequently, on February 15, 2000, our Board of Directors determined that it would be in our best interest, and in the best interest of our stockholders and the participants in the Plan to, pending stockholder approval, increase the number of shares issuable upon exercise of options granted under the Plan by 900,000 shares of common stock. Approval of this amendment is required by the rules of the Nasdaq Stock Market. By amending the Plan to provide for the granting of options to purchase additional shares, we will continue the purposes of the Plan stated in the introductory paragraph of this item. Without such amendment, our ability to utilize stock options as a form of incentive compensation would be substantially limited.

         NEW PLAN BENEFITS. Because the amendment proposed to be made to the Plan does not, in and of itself, affect the number or dollar value of the benefits to be received by participants thereunder, it is not possible to determine the dollar value or the number of shares that will be received under the Plan as so amended. However, for illustrative purposes only, the following chart provides information concerning options granted to certain persons and groups over the course of 1999.

                            1998 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------

                                                                                               SHARES UNDERLYING
                                                                                                OPTIONS GRANTED
                           GROUP                                EXERCISE PRICE(S)                 DURING 1999
------------------------------------------------------------ -------------------------- -----------------------------
B.H. Adams.............................................                 -                                  -
Richard H. Murtland....................................               $4.00                             30,000
Darl P. Hatfield.......................................               $4.00                             30,000
Oliver G. Brewer III...................................               $4.00                             30,000
Executive Group........................................               $4.00                             90,000
Non-Executive Officer Employee Group...................           $2.31 to $4.00                       484,250

         MATERIAL PROVISIONS. As indicated, the Plan is administered by the Compensation Committee which, during 1999, was comprised of Messrs. Casati, Mulvoy and Patchin. The Compensation Committee has discretion to select the persons to whom awards will be granted, to determine the type, size and terms and conditions applicable to each award and the authority to interpret, construe and implement the provisions of the Plan. Each award under the Plan is evidenced by an Award Agreement executed with the participant.

         Under the Plan, we may grant, in addition to other awards, incentive or nonqualified stock options. The exercise price of an option granted under the Plan must be at least equal to the fair market value of the common stock on the date of the grant, and in the case of a grant of an incentive stock option to any participant who owns stock representing more than 10% of the common stock, the exercise price shall at least equal 110% of the fair market value of the shares at the time the incentive stock option is granted. In addition, no incentive stock option is exercisable more than 10 years from the date of grant (5 years if such option is granted to a participant who owns in excess of 10% of the common stock) and the aggregate fair market value, determined on the date of grant, of the common stock as to which such incentive stock options are exercisable for the first time by any participant in the Plan shall be limited to $100,000 per calendar year. As of March 31, 2000, we had granted only stock options or restricted stock under the Plan.

         If a participant terminates his or her service for reasons other than retirement, permanent and total disability or death, the participant may exercise, no later than the date of termination, only those stock options vested as of the date of termination. Upon retirement, a participant's options immediately vest and such participant may exercise nonqualified stock options within one year of retirement and incentive stock options within three months of such retirement. In order to retire under the Plan, a participant must have attained the age of 62 and have had 10 years of continuous employment with us. In the case of termination as a result of permanent and total disability, a participant's options will immediately vest and such participant will have one year from termination to exercise any outstanding options. If a participant who was granted stock options dies while employed by us, or during the period which options may be exercised following termination of employment due to retirement or permanent and total disability, all stock options granted under the Plan immediately vest and must be exercised by the participant's estate no later than the termination date of such option. Except to the extent permitted by the Internal Revenue Code and the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934 (i) no award under the Plan is assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order and (ii) during the lifetime of a participant, the award will be exercisable only by such participant or such participant's guardian, legal representative or assignee pursuant to a qualified domestic relations order.

         The Plan provides that, in the event of a "change of control" (as defined below), the following may, in the sole discretion of the Compensation Committee, occur with respect to any awards outstanding as of the date of such event:

         - automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the exercise, realization or vesting of such awards so that such awards may be immediately exercised, realized or vested in full on or before the relevant date fixed in the applicable Award Agreement;

         - performance shares or performance units shall be paid entirely in cash;

         - upon the exercise of a stock option during the 60-day period from and after the date of the change of control, the participant exercising the option may in lieu of the receipt of common stock upon exercise, elect by written notice to the Company to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of common stock covered by the option or portion thereof surrendered, determined on the date the option is exercised, over the aggregate exercise price of the option (the "Aggregate Spread"). "Value," as more fully defined in the Plan, means the higher of (i) the highest fair market value during the 60-day period after the date of a change of control and (ii) if the change of control is the result of a transaction described in the first or third paragraphs under the definition of a change of control, the highest price per share of the common stock paid in such transaction.

         - if a participant's employment or engagement terminates for any reason other than retirement or death following a change of control, any options held by such participant may be exercised by such participant until the earlier of three months after the termination of employment or engagement or the expiration date of such options; and

         -        all awards become non-cancellable.

For purposes of the Plan, "change of control" is defined, in general, to mean the occurrence of any of the following events: (i) the acquisition, other than from us, by an individual, entity or group (other than Royal Holding or B. H. Adams) of beneficial ownership of thirty percent (30%) or more of the then outstanding shares of common stock; (ii) the ceasing, for any reason, of individuals who, as of January 1, 1998, constitute the Board of Directors to constitute at least a majority of the Board; (iii) approval by the stockholders of the Company of certain reorganizations, mergers or consolidations of the Company; (iv) the complete liquidation of the Company; or (v) the dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

         TERMINATION.  The Plan terminates on February 25, 2008.

         FEDERAL INCOME TAX CONSEQUENCES - ISO. The federal income tax consequences, in general, of the grant and exercise of an incentive stock option under our Plan are as follows:

         - In general, an employee will not recognize taxable income upon the grant or exercise of an incentive stock option and we will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive stock option.

         - After the date of exercise, if the employee holds the shares for at least one year, and until at least two years after the date of grant, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

         - If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

         FEDERAL INCOME TAX CONSEQUENCES - NQSO. The federal income tax consequences, in general, of the grant and exercise of a nonqualified stock option under our Plan are as follows:

         - In general, a recipient who receives a nonqualified stock option will recognize no income at the time of the grant of the option.

         - Upon exercise of a nonqualified stock option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

         - The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

         We recommend a vote FOR the proposal to increase the number of shares issuable under the 1998 Stock Incentive Plan.

                                     ITEM 3.
                  RATIFICATION OF KPMG AS INDEPENDENT AUDITORS

         Our Board of Directors, upon recommendation of the Audit Committee, has appointed KPMG as independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2000 and to render other professional services as required.

         We are submitting the appointment of KPMG to stockholders to obtain your ratification. KPMG has served as our independent auditors since 1997. Representatives of KPMG will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

         We recommend a vote FOR the ratification of KPMG as our independent auditors for the current fiscal year.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

         Our Bylaws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to stockholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

         - a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting;

         -        the names and addresses of the supporting stockholders;

         - the class and number of shares of our stock that are beneficially owned by such persons; and

         -        any material interest of such persons in the matter presented.

The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

         A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

         - the name, age, business and residence address of the person intended to be nominated;

         - a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

         - a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

         - any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934; and

         -        the nominee's written consent to serve, if elected.

         Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph. Adams Golf's annual meetings are traditionally held on the first Wednesday of May of each year. Accordingly, our 2001 annual meeting of stockholders is currently scheduled for May 2, 2001. Copies of our Bylaws are available upon written request made to the secretary of Adams Golf at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf's proxy materials for a meeting of stockholders. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our Bylaws.

                                     [LOGO]


                                     [MAP]


            Directions to Adams Golf's Annual Meeting of Stockholders

FROM DFW AIRPORT - Proceed to North exit from terminal. After the tollbooth, stay left to enter Hwy 121 North. Stay right on Hwy 121 for a short distance to Hwy 635 East exit. Follow Hwy 635 eastward to Hwy I-75 North. Keep far left on Hwy 635 for the I-75 exit ramp. Follow I-75 North approximately 10 miles to the Spring Creek Parkway exit. Turn right on Spring Creek Parkway.

FROM LOVE FIELD - Exit Love Field and turn left on Mockingbird Lane. Proceed to North Dallas Tollway, go left (North) to the Hwy 635 exit. Follow Hwy 635 eastward to Hwy I-75 North. Keep far left on Hwy 635 for the I-75 exit ramp. Follow I-75 North approximately 10 miles to the Spring Creek Parkway exit. Turn right on Spring Creek Parkway.

               IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

                                ADAMS GOLF, INC.
                         PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADAMS GOLF, INC.
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2000

     The undersigned appoint B.H. Adam , Richard H. Murtland and Darl P. Hatfield, and each of them, with full power of substitution in each, the proxies of the undersigned, to repre ent the underigned and vote all hare of Adams Golf, Inc. Common Stock which the under igned may be entitled to vote at the Annual Meeting o Stockholder to be held on May 3, 2000, and at any adjournment or po tponement thereto , a indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. I no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.

Comments / Change of Address :  ____________

--------------------------------------

--------------------------------------

--------------------------------------

If you have written in the above space,        ADAMS GOLF, INC.
please mark the comment notification box       P.O. BOX 11207
on the reverse side.                           NEW YORK, N.Y. 10203-0207

(Continued, and to be signed and dated on the reverse side.)

                               PLEASE DETACH HERE

                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE


                             DETACH PROXY CARD HERE

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The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

1. Election of     FOR all nominees / / WITHHOLD AUTHORITY / /  *EXCEPTIONS / /
   Directors       listed below         to vote for
                                        all nominees
                                        listed below

Nominees: Richard H. Murtland and John S. Simpson
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) Exceptions ____________________________________________________________________
2. Directors' Proposal - Approve          3. Directors' Proposal - Ratify
   the increase in the number of             the appointment of KPMG LLP as
   shares available for issuance             our independent auditors for
   under our 1998 Stock Incentive            2000.
   Plan.

FOR        AGAINST        ABSTAIN         FOR         AGAINST       ABSTAIN
/ /         / /            / /            / /           / /           / /
In their discretion, the proxies   I have included comments,    I plan to attend
are authorized to vote upon such   or have included a change    the Annual
other matters as may properly      of address.              / / Meeting.     / /
come before the meeting or any
adjournment thereof.

                                    I do not wish to receive an Annual Report
                                    for this account, at this address.       / /

                                    Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

                                    Dated:________________________________, 2000

                                    ____________________________________________
                                              Signature of Stockholder

                                    ____________________________________________
MARK, SIGN, DATE AND RETURN THE     Votes must be indicated
PROXY CARD PROMPTLY USING THE       (x) in Black or Blue ink.  /X/
ENCLOSED ENVELOPE.